EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of China Wind Systems, Inc. on Form S-8, of our report dated March 10, 2010 for the years ended December 31, 2009 and December 31, 2008, appearing in the annual report Form 10-K filed on March 31, 2010, pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934, as amended, of China Wind Systems, Inc.

Sherb & Co., LLP
/s/ Sherb & Co., LLP

April 7, 2010